Columbia Banking System Appoints Simone Lagomarsino to its Board of Directors

TACOMA, Wash. (July 30, 2026)—Columbia Banking System, Inc. (Nasdaq: COLB), today announced the appointment of Simone Lagomarsino to its Board of Directors, effective September 1, 2026. Lagomarsino will serve on the Board’s Enterprise Risk Management Committee and Audit Committee.

Lagomarsino is a seasoned financial services executive with more than 40 years of leadership experience across finance, governance and risk management. Most recently, she served as President and Chief Risk Officer of First Foundation Inc. and First Foundation Bank until the company's sale.

“Simone brings deep banking experience, proven executive leadership and a strong understanding of risk, governance and value creation,” said Clint Stein, Chairman, CEO and President of Columbia Banking System. “Her perspective will be a valuable addition to our Board as we continue to strengthen Columbia’s franchise and deliver long-term value for our shareholders.”

Before joining First Foundation, Lagomarsino served as President and Chief Executive Officer of Luther Burbank Corporation and Luther Burbank Savings, where she repositioned the organization for stronger performance, expanded digital marketing capabilities and led the company until its sale. She previously served as President and Chief Executive Officer of the California Bankers Association and as Chief Executive Officer of Heritage Oaks Bancorp, where she delivered top-tier performance and significant growth in assets and earnings.

“Columbia has built one of the West’s most respected banking franchises through disciplined growth and a commitment to prudent risk management,” said Lagomarsino. “I’m honored to be appointed to its Board of Directors and look forward to working with other members and executive leadership to create lasting value for shareholders, customers and communities.”

Lagomarsino’s prior board service includes First Foundation Inc., the Federal Home Loan Bank of San Francisco, Luther Burbank Corporation, Hannon Armstrong Sustainable Infrastructure Capital, Inc., Pacific Premier Bancorp, Inc. and Heritage Oaks Bancorp. She also served on the board of the Federal Reserve Bank of San Francisco. For her leadership and accomplishments, Lagomarsino has received numerous recognitions, including being named “Community Banker of the Year” by American Banker and a “Banking & Finance Visionary” by the Los Angeles Times.

Lagomarsino earned a Bachelor of Arts in Economics from Claremont McKenna College and a Master of Business Administration in Finance from Claremont Graduate School.

About Columbia
Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank, an award-winning western U.S. regional bank. Columbia Bank is the largest bank headquartered in the Northwest and one of the largest banks headquartered in the West with offices in Arizona, California, Colorado, Idaho, Nevada, Oregon, Texas, Utah, and Washington. Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

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